UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           October 27, 2004

ChromaVision Medical Systems, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, CA	92675
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 443-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.            Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 27, 2004, ChromaVision Medical Systems, Inc. (“Company”) received a notice from the Nasdaq SmallCap Market that the Company’s common stock is subject to delisting from the Nasdaq SmallCap Market as a result of failure to comply with the $1.00 per share bid price requirement for 30 consecutive days as required by Nasdaq Marketplace Rule 4310(c)(4).  In the notice, Nasdaq informed us that we will be provided a grace period of 180 calendar days, or until April 25, 2005, time to regain compliance.  If at anytime before April 25, 2005, the bid price of the Company’s common stock closes at $1.00 per share for 10 consecutive days, the Staff may provide us written notification that the Company has regained compliance with its continued listing requirements.

If we are not able to demonstrate compliance by April 25, 2005, we may qualify for an additional 180 day grace period if we are then in compliance with the other initial listing criteria of the Nasdaq SmallCap market.  Thereafter, if we have not regained compliance within the second 180 day compliance period, but we satisfy the initial inclusion criteria, we may be afforded an additional compliance period, up to our next shareholder meeting, so long as we commit: (1) to seek shareholder approval for a reverse stock split at or before our next meeting and (2) to promptly thereafter effect the reverse stock split.  The shareholder meeting to seek such approval must occur no later than two years from the date of the letter.  If we do not regain compliance with the $1.00 minimum bid requirement and are not eligible for an additional grace period, Nasdaq will provide us a written notification that our shares will be delisted and, at that time, we may may appeal the determination to delist to a Listing Qualifications Panel.  We have determined not to take any specific action at this time with respect to the Nasdaq notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2004	By:	/s/ Stephen T. D. Dixon
		Name:	Stephen T.D. Dixon
		Title:	Executive Vice President and
Chief Financial Officer